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                                                         Exhibit 12.2



          UAL Corporation and Subsidiary Companies

      Computation of Ratio of Earnings to Fixed Charges

          and Preferred Stock Dividend Requirements

                                                 Nine Months Ended
                                                    September 30
                                                  1997        1996
                                                  ----        ----
                                                    (In Millions)
Earnings:

  Earnings before income taxes and
    extraordinary item                          $1,472      $  937
  Fixed charges, from below                        823         895
  Undistributed earnings of affiliates             (20)        (40)
  Interest capitalized                             (75)        (57)
                                                 -----       -----
       Earnings                                 $2,200      $1,735
                                                 =====       =====

Fixed charges:

   Interest expense                             $  213      $  230
   Preferred stock dividend requirements            95          75
   Portion of rental expense
     representative of the interest factor         515         590
                                                 -----       -----
   Fixed charges                                $  823      $  895
                                                 =====       =====

Ratio of earnings to fixed charges                2.67        1.94
                                                 =====       =====

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